Exhibit 23.02




                               CONSENT OF KPMG LLP



The Board of Directors
The 3DO Company:

         We consent to incorporation by reference in the registration statements (Nos. 33-71620, 33-80872, 33-84250, 33-84248, 33-96560, 33-96562, 333-20877,
333-42739,  333-42737,  333-66799,  333-66801  and 33-52004) on Form S-8 and the
registration statement (No. 333-80309) on Form S-3 of The 3DO Company of our report dated May 3, 2000, relating to the consolidated balance sheets of The 3DO Company and subsidiaries as of March 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended March 31, 2000, which report appears in the March 31, 2001 annual report on Form 10-K of The 3DO Company.

                                  /s/ KPMG LLP


Mountain View, California
June 28, 2001